Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No. 2 to the Registration Statement on Form S-1/A (Registration No. 333-260381) of our report dated April 1, 2022, except for Note 12 as to which the date is April 18, 2022, relating to the financial statements of Gaming Technologies, Inc. as of December 31, 2021 and 2020 and for the years then ended which appear in Gaming Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on April 1, 2022. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

April 18, 2022